EXECUTION VERSION
Exhibit 2.7

NON-U.S. AGENCY AGREEMENT
DATED AS OF MAY 31, 2018
by and between DXC TECHNOLOGY COMPANY and PERSPECTA INC.

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CONTENTS

Article/Section		Page

1	Definitions and Interpretation	1
	1.1 General	1
	1.2 References; Interpretation	2
2	Appointment	2
3	Ultra’s Undertakings	3
4	Referral Procedures	3
5	Duration and Termination	3
6	Consequences of Termination	4
7	Confidentiality	4
8	Notices	5
9	Entire Agreement	5
10	Amendment and Waiver	5
11	Assignment; Successors and Assigns	5
12	Authority	5
13	Severability	6
14	Governing Law; Jurisdiction	6
15	Waiver of Jury Trial	6
16	Counterparts	7
17	Third Party Beneficiaries	7
18	Force Majeure	7

Signatory		8

DOC ID - 26804180.3
0122677-0000001 NY:29989652.2	i

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This NON-U.S. AGENCY AGREEMENT (this “Agreement”) is dated as of May 31, 2018, by and between DXC Technology Company, a Nevada corporation (“Delta”) and Perspecta Inc. (formerly Ultra SC Inc.), a Nevada corporation (“Ultra”). Delta and Ultra are also referred to in this Agreement individually as a “Party” and collectively as the “Parties.”
WHEREAS:

(A)	Delta, acting directly and through its direct and indirect Subsidiaries, currently conducts the Delta Business and the Ultra Business;

(B)
Delta and Ultra have entered into the Separation and Distribution Agreement by and between Delta and Ultra dated as of May 31, 2018 (the “Separation and Distribution Agreement”), in connection with the separation of the Ultra Business from Delta and the Distribution of Ultra Common Stock to stockholders of Delta; and

(C)	in connection therewith, the Parties desire to enter into this Agreement.
NOW, THEREFORE, in consideration of and subject to the premises and the mutual agreements, terms and conditions herein contained, the benefits to be derived therefrom, and other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	General
Capitalized terms used in this Agreement and not defined herein shall have the meanings that such terms have in the Separation and Distribution Agreement. As used in this Agreement, the following terms shall have the following meanings:
“Control”, when used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise.
“Customer” shall mean any Person located outside of the United States or that is Controlled, directly or indirectly, by any Person located outside of the United States, provided that the term “Customer” shall not include any Governmental Entity in the United States or any branch or location thereof located outside of the United States.
“Distribution Date” shall have the meaning set forth in the Separation and Distribution Agreement.
“Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.
“Permitted Direct Sales” shall have the meaning ascribed to it in Section 2.1.

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“Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.
“Services” shall mean any products or services generally made available to unaffiliated third parties by Ultra or its controlled Affiliates.
“Territory” shall mean worldwide, other than in the United States of America.

1.2	References; Interpretation
References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. In the event of any inconsistency or conflict that may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof

2.	APPOINTMENT

2.1
Ultra hereby appoints Delta as its sole and exclusive (including as against Ultra) agent and representative to, directly or indirectly, offer to sell, and sell on behalf of Ultra, Services to Customers in the Territory on the terms of this Agreement, other than to (a) a non-U.S. Governmental Entity located in the Territory if and to the extent such Services are provided directly or indirectly by Ultra in connection with a contract entered into between Ultra and/or one or more of its subsidiaries and a United States federal Governmental Entity or (b) a Governmental Entity located in the Territory if and to the extent such Services are provided directly or indirectly by Ultra in connection with a contract entered into between Ultra and/or one or more of its subsidiaries and a Governmental Entity located in the Territory pursuant to U.S. federal government sponsored or financed military sales (clauses (a) and (b), collectively, the “Permitted Direct Sales”).

2.2
Ultra shall not, during the duration of this Agreement, (a) make any offer or sale of Services, directly or indirectly, to Customers in the Territory, except (i) as and to the extent directed by Delta as agent hereunder or (ii) for Permitted Direct Sales or (b) appoint any other Person as its agent, distributor or franchisee for the offer or sale of Services to Customers in the Territory, except in connection with Permitted Direct Sales.

2.3
Without limiting the foregoing, Ultra shall not, unless permitted in writing to do so by Delta, directly or indirectly make offers or proposals (or respond to requests for the same) or negotiate with or make arrangements to sell Services to any Customer in the Territory, and shall refer all such possible transactions to Delta, in each case, other than Permitted Direct Sales.

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2.4
Delta shall use commercially reasonable efforts to refer to Ultra any transactions that Delta reasonably determines would be (a) within Ultra’s core competency and (b) better handled by Ultra than by Delta or its subsidiaries or other Persons.

2.5
Ultra acknowledges and agrees that (a) Delta shall not be obligated to expend any material resources in furtherance of marketing Ultra’s Services in the Territory, it being understood that the principal focus of Ultra’s business is on providing services to the U.S. federal government and (b) subject to Section 2.4 of this Agreement and Section 5.5 of the Separation and Distribution Agreement, Delta may pursue for itself or other Persons any opportunities with Customers and may subcontract any of its obligations under this Agreement, at any time, in whole or in part, to any Person (but only to the extent that such subcontracting arrangement does not, and would not reasonably be expected to, result in any conflict with any Laws applicable to Ultra’s business).

3.	ULTRA’S UNDERTAKINGS

3.1	Ultra undertakes and agrees with Delta during the term of this Agreement:

(a)
to indemnify Delta against any liabilities that Delta may incur as a result of Ultra’s failure to perform its obligations to Delta or any Customer in accordance with the terms hereof. All out-of-pocket expenses, costs and charges incurred by Delta on behalf of Ultra, including marketing, introduction and coordination expenses, shall be reimbursed by Ultra promptly upon production by Delta of appropriate invoices and receipts in support thereof;

(b)	to promptly and efficiently deal with any complaint, dispute or after-sales inquiry relating to any Services raised by a Customer in the Territory;

(c)
on Delta’s request, to communicate to Delta the name and address of any Customer in the Territory to which Ultra has sold any Services pursuant to Section 2.4, to the extent permitted by applicable Law; and

(d)	to comply with all reasonable and lawful instructions of Delta from time to time concerning the sale of Services to Customers in the Territory.

4.	REFERRAL PROCEDURES

4.1
In the event that Delta determines to refer an opportunity to provide Services to a Customer in the Territory to Ultra, Delta shall provide prompt written notice to Ultra (in accordance with Section 8) and the CEO of Ultra (via email) describing the nature of the opportunity (or portion thereof as to which Ultra is being offered an opportunity to participate), the identity of the Customer, the timing and details required to be included in a response to a request for proposal or other bidding opportunity and if available, the opportunity to ask clarifying questions of the prospective Customer.

4.2
Ultra shall treat all information it receives in connection with any opportunity to provide Services to a Customer in the Territory (other than any Permitted Direct Sales) as confidential information pursuant to Section 8.5 of the Separation and Distribution Agreement.

5.	DURATION AND TERMINATION

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5.1	This Agreement shall commence on the Distribution Date and shall continue through the fifth (5th) anniversary of the Distribution Date, unless terminated earlier pursuant to Sections 5.2 or 5.3.

5.2	This Agreement may be terminated at any time upon the mutual consent of the Parties.

5.3	Ultra may terminate this Agreement with immediate effect by giving written notice to Delta if:

(a)
from and after the second (2nd) anniversary hereof, Delta is controlled by or there is a change of control of Delta that results in the control of Delta by a Person that derives a significant amount of revenue from the provision of IT services to Governmental Entities in the United States of America;

(b)
prior to the second anniversary hereof, there is a change of control of Delta that results in the control of Delta by a Person that is principally engaged in the provision of IT services to Governmental Entities in the United States of America;

(c)	Delta suspends or ceases carrying on all or a substantial part of the Delta Business; or

(d)
in the event of a material breach by Delta of its obligations under Section 2.4, if such breach is not cured by Delta within thirty (30) days after Delta’s receipt of written notice of such breach from Ultra.

6.	CONSEQUENCES OF TERMINATION

6.1
Termination or expiration of this Agreement shall not affect any rights, remedies, obligations or liabilities of the Parties that have accrued up to the date of such termination or expiration, including the right to claim damages in respect of any breach of this Agreement that existed at or before the date of such termination or expiration.

6.2	On termination or expiration of this Agreement:

(a)	Ultra shall not be required to use Delta to sell Services to Customers in the Territory; and

(b)	Delta shall immediately cease to describe itself as an agent of Ultra.

6.3	On termination or expiration of this Agreement, Section 3.1(a) shall continue in full force and effect.

7.	CONFIDENTIALITY

7.1
Each Party undertakes that it shall not at any time disclose to any Person any confidential information concerning the business, affairs, customers, clients or suppliers of the other Party, except as permitted by Section 7.2.

7.2	Each Party may disclose the other Party’s confidential information:

(a)
to its employees, officers, representatives or advisers who need to know such information for the purposes of carrying out such Party’s obligations under this Agreement. Each Party shall ensure that its employees, officers, representatives or advisers to whom it discloses the other Party’s confidential information comply with this Section 7; and

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(b)	as may be required or expressly permitted by applicable Law or this Agreement, a court of competent jurisdiction or any governmental or regulatory authority.

7.3	Neither Party shall use the other Party’s confidential information for any purpose other than to perform its obligations under this Agreement.

7.4
All documents and other records (in whatever form) containing confidential information supplied to or acquired by a Party shall be returned promptly to the disclosing Party on termination of this Agreement, and no copies shall be kept.

8.	NOTICES
All notices, requests, claims, demands and other communications under this Agreement shall be made and delivered in conformity with Section 11.6 of the Separation and Distribution Agreement.

9.	ENTIRE AGREEMENT
This Agreement, together with the documents referenced herein (including the Separation and Distribution Agreement), constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. To the extent any provision of this Agreement conflicts with the provisions of the Separation and Distribution Agreement, the provisions of this Agreement shall be deemed to control with respect to the subject matter hereof.

10.	AMENDMENT AND WAIVER
This Agreement may not be terminated, modified or amended except by an agreement in writing signed by Delta and Ultra. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.	ASSIGNMENT; SUCCESSORS AND ASSIGNS
This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Party (not to be unreasonably withheld or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable in whole in connection with a merger or consolidation or the sale of all or substantially all the assets of a party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant party hereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other parties to this Agreement. No assignment permitted by this Section 11 shall release the assigning Party from liability for the full performance of its obligations under this Agreement. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

12.	AUTHORITY

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The Parties declare that they each have the right, power and authority and have taken all action necessary to execute and deliver, and to exercise their rights and perform their obligations under this Agreement.

13.	SEVERABILITY
In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

14.	GOVERNING LAW; JURISDICTION
This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any Party to enter therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common Law, statute or otherwise) shall in all respects be governed by and construed in accordance with the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any choice-of-law or conflict of law principles that might lead to the application of the Laws of any other jurisdiction. Subject to the provisions of Section 9 of the Separation and Distribution Agreement, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Fairfax County Circuit Court and any appeals courts thereof or (b) the United States District Court for the Eastern District of Virginia and any appeals courts thereof (the courts referred to in clauses (a) and (b), the “Virginia Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Section 9 of the Separation and Distribution Agreement or to prevent irreparable harm, and to the non-exclusive jurisdiction of the Virginia Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 11.6 of the Separation and Distribution Agreement shall be effective service of process for any action, suit or proceeding in the Virginia Courts with respect to any matters to which it has submitted to jurisdiction in this Section 14. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Virginia Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

15.	WAIVER OF JURY TRIAL
EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS

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APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

16.	COUNTERPARTS
This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

17.	THIRD PARTY BENEFICIARIES
This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

18.	FORCE MAJEURE
No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other applicable Parties of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.
[Signature Page Follows]

SIGNATORY
IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

DXC TECHNOLOGY COMPANY
By:     /s/ William L. Deckelman, Jr.
Name: William L. Deckelman, Jr.
Title:     Executive Vice President, General Counsel & Secretary

PERSPECTA INC.

By:     /s/ William L. Deckelman, Jr.
Name: William L. Deckelman, Jr.
Title:     Vice President and Secretary

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